Exhibit 4.5

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of February 3, 2005 by and among Gregg Appliances, Inc., an Indiana corporation (the “Company”), Gregg Investment Corporation, LLC, a Delaware limited liability company (the “Investor”), and Jerry W. Throgmartin, Gregg William Throgmartin, and Dennis L. May (each of such three individuals, an “Existing Stockholder” and, collectively, the “Existing Stockholders”).

R E C I T A L S

A. The Existing Stockholders own a majority of the issued and outstanding stock of the Company.

B. The Investor, the Existing Stockholders, the Company and others have entered into that certain Agreement and Plan of Merger, dated as of October 19, 2004, as amended (the “Merger Agreement”), pursuant to which, immediately after the merger contemplated in the Merger Agreement (the “Merger”), the Investor will own 80.01% of the issued and outstanding Common Stock of the Company and the Existing Stockholders will own in the aggregate 19.99% of the issued and outstanding Common Stock of the Company (the “Common Stock”).

C. In connection with such transactions, the Investor and the Existing Stockholders are to be granted certain registration rights with respect to the Common Stock held by them.

D. In order to ensure that such parties are granted such rights, the parties hereto desire to enter into this Agreement.

A G R E E M E N T

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

SECTION 1.1 Definitions. Terms defined in that certain Stockholders Agreement of even date herewith (the “Stockholders Agreement”) by and among the Investor, the Existing Stockholders, the Company, and FS Equity Partners V, L.P., a Delaware limited partnership and the sole member of Investor (“FSEP V”) are used herein as therein defined. In addition, the following terms shall have the following meanings:

“Demand Registration” means an Investor Demand Registration or an ES Demand Registration, each as defined in Section 2.1.

“Excess Amount” means, with respect to an underwritten offering, the number of Registrable Securities requested by a Holder or Holders to be sold pursuant to Section 2.1 or 2.2 which the managing Underwriter or Underwriters determines exceeds the largest number of

Registrable Securities which can successfully be sold in an orderly manner in such offering within a price range acceptable to the Holder holding a majority of the Registrable Securities proposed to be sold in such underwritten offering.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Existing Stockholders” means Jerry W. Throgmartin, Gregg William Throgmartin, and Dennis L. May.

“Holder” means the Investor and the Existing Stockholders (or any Permitted Transferee thereof).

“Other Holder Notice” means an Other Holder Notice as defined in Section 2.1.

“Other Registration Rights Holders” means any persons who hereafter purchase Common Stock from the Company and enter into an agreement with the Company allowing such persons to join in the Demand Registrations and Piggy-Back Registrations hereunder.

“Piggy-Back Registration” means a Piggy-Back Registration as defined in Section 2.2.

“Pro Rata Share” of a Stockholder shall be a fraction, (i) the numerator of which shall be the total number of shares of Common Stock then held by the Stockholder and (ii) the denominator of which shall be the total aggregate number of shares of Common Stock then held by all Holders and Other Registration Rights Holders.

“Qualified IPO” shall mean the first Registration pursuant to an underwritten public offering of shares of the Common Stock under the Securities Act in which the aggregate proceeds from the offering are not less than $50,000,000.

“Registrable Securities” means shares of Common Stock held by any Holder or Other Registration Rights Holder until (i) a registration statement covering such Common Stock has been declared effective by the SEC and it has been disposed of pursuant to such effective registration statement, (ii) such shares have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or (iii) (x) such shares have been otherwise Transferred, (y) the Company has delivered a new certificate or other evidence of ownership for the shares that does not bear the legend required pursuant to the Stockholders Agreement, and (z) such shares may be resold without subsequent registration under the Securities Act.

“Register”, “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Requisite Share Number” means the number of shares of Common Stock representing not less than $25,000,000 in fair market value as determined by the Board.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“SEC” means the Securities and Exchange Commission.

“Selling Holder” means a Holder or Other Registration Rights Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act.

“Stockholder” shall mean any of the Existing Stockholders or the Investor.

“Stockholders Agreement” means that certain Stockholders Agreement dated as of even date herewith by and among the Company, the Existing Stockholders, FSEP V, and the Investor.

“Transfer” means any direct or indirect transfer, sale, assignment or other disposition of Common Stock.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

ARTICLE II

SECTION 2.1 Demand Registration.

(a) Request for Registration. At any time or from time to time, the Investor (and/or its Permitted Transferees) then owning, individually or in the aggregate, at least the Requisite Share Number may make a written request for registration under the Securities Act of all or part of its or their Registrable Securities (an “ Investor Demand Registration”); provided that the Holder or Holders making the request are together requesting that at least the Requisite Share Number of their shares be registered; provided further that the Company shall not be obligated to effect more than three (3) Demand Registrations, collectively, for the Investor and/or its Permitted Transferees. At any time on or after the date which is 180 days following the closing of the Qualified IPO, Jerry W. Throgmartin (and/or his Permitted Transferees) then owning, individually or in the aggregate, at least the Requisite Share Number (and for this purpose, shares held by the other Existing Stockholders may be included if such Existing Stockholders elect to join in the request) may make a written request for registration under the Securities Act of all or part of his or their Registrable Securities (an “ES Demand Registration”); provided that Jerry W. Throgmartin (and/or his Permitted Transferees) and the other Existing Stockholders joining in the request are together requesting that at least the Requisite Share Number of their shares be registered; provided further that the Company shall not be obligated to effect more than one (1) Demand Registration, in the aggregate, for the Existing Stockholders and/or their Permitted Transferees. Any such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. The Company shall give written notice of such registration request within ten days after the receipt thereof to all other Holders and Other Registration Rights Holders. If one or more of the Existing Stockholders requests an ES Demand Registration meeting all of the foregoing requirements (the “Initial Request”), the Investor (or its Permitted Transferees), any

Existing Stockholder (or its Permitted Transferees) who did not join in the Initial Request, and any Other Registration Rights Holder shall be entitled to submit to the Company, within ten (10) days after receipt of notice of the Initial Request, a written request (the “Follow-on Request”) to join in such ES Demand Registration, and thereupon Investor, each Existing Stockholder who made the Initial Request or a Follow-on Request, and each Other Registration Rights Holder who made a Follow-on Request shall be entitled to include Registrable Securities in such Demand Registration on a pro rata basis, determined based on the Pro Rata Share then held by the Investor and the Existing Stockholders (in each case including any Permitted Transferees) and the Other Registration Rights Holders up to the number of Registrable Securities proposed to be sold in such ES Demand Registration; provided, that any such ES Demand Registration initiated by one or more of the Existing Stockholders shall be treated as the Existing Stockholders’ one (1) permitted Demand Registration and not as one of the Investor’s three (3) permitted Demand Registrations. If the Investor requests an Investor Demand Registration meeting all of the foregoing requirements, each of the Existing Stockholders (or their Permitted Transferees) and each of the Other Registration Rights Holders shall be entitled to submit to the Company, within ten (10) days after receipt of notice of the Investor’s request for an Investor Demand Registration, a written request to join in such Investor Demand Registration, and if such a follow-on request is made, thereupon the Existing Stockholders or Other Registration Rights Holders who made such a follow-on request shall be entitled to include Registrable Securities in such Investor Demand Registration on a pro rata basis, determined based on the Pro Rata Share then held by the Investor and the Existing Stockholders (in each case including Permitted Transferees) and the Other Registration Rights Holders up to the number of Registrable Securities proposed to be sold in such Investor Demand Registration; provided, that each such Investor Demand Registration shall count as one of the Investor’s three (3) Demand Registrations and not as the one (1) Demand Registration to which the Existing Stockholders are, collectively, entitled. The Company shall not have any right to participate in a Demand Registration.

(b) Effective Registration. A registration will not count as a Demand Registration (or request therefor) until it has become effective.

(c) Underwritten Offering. If the Company or the initiating Holder of a Demand Registration so elects, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. The Company and the initiating Holder of the Demand Registration shall jointly select one or more nationally recognized firms of investment bankers to act as the managing Underwriter or Underwriters in connection with such offering and shall select any additional managers to be used in connection with the offering.

(d) Required Delays. Notwithstanding anything contained in this Section 2.1 to the contrary, if any request for Demand Registration is delivered at a time when (i) the Company has determined or is currently planning (and its Board of Directors has approved such determination or plan) to file a Registration Statement with respect to an underwritten primary registration of Common Stock on behalf of the Company (so long as a Registration Statement is filed with respect thereto within two months of the Holder’s or Holders’ request for Demand Registration), the Company may require the Holder or Holders to postpone such request until the expiration of the 90-day period following the effective date of such registration, or (ii) in the opinion of a majority of the Company’s Board such registration would adversely affect a material acquisition or merger to which the Company is a party, or otherwise materially and adversely affect the Company or the market for the Company’s Common Stock (it being understood that the ordinary effect of a Demand Registration on the market for securities does not meet the foregoing standard) (a “Material Event Postponement”), the Company — with the prior authorization of the Board of Directors — may require the Holder to postpone such request for an appropriate period (not to exceed 90 consecutive days (with a 30 day break between any two consecutive periods) or 180 days in any 12 month period). In the event of a Material Event Postponement and the aforementioned prior Board authorization, the Company shall deliver a certificate signed by the President or the Chairman confirming the Company’s reasons for postponing the registration and will effect such registration as promptly as possible after removal of such reasons.

SECTION 2.2 Piggy-Back Registration. If at any time on or after the closing of the Company’s Qualified IPO, the Company proposes to file a registration statement under the Securities Act, with respect to an offering by the Company for its own account or for the account of any of its respective security holders of any security of the same class as the Registrable Securities (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC), or a registration statement filed in connection with an exchange offer or offering of securities solely to the Company’s existing security holders), which registration would permit the inclusion of such Registrable Securities pursuant to this Section 2.2 then, the Company shall give written notice of such proposed filing to the Holders and Other Registration Rights Holders as soon as practicable, and such notice shall offer such Holders and Other Registration Rights Holders the opportunity to register such number of shares of Registrable Securities as each such Holder or Other Registration Rights Holder may request in writing within ten (10) days of receipt of such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder or Other Registration Rights Holder and the intended method of distribution thereof) (a “Piggy-Back Registration”). The Company shall use its commercially reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company included therein to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. Subject to Section 2.3(b), any Holder or Other Registration Rights Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of its request to withdraw within ten (10) days of its request for inclusion; provided, that the Registration Statement including such shares (a “Piggy-Back Registration Statement”) is not yet effective. The Company may withdraw a Piggy-Back Registration Statement at any time prior to the time it becomes effective.

SECTION 2.3 Reduction of Offering.

(a) Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in Section 2.1 or 2.2 determine that the size of the offering that the Holders, the Company or any other Persons intend to make is such that the success of the offering or the price at which the offering would reasonably be expected to occur would be adversely affected by inclusion of the Registrable Securities requested to be included, then (i) with respect to a Demand Registration, if the size of the offering is the basis of such Underwriter’s or Underwriters’ determination, the Company shall not be required to include in such registration an amount of Registrable Securities requested to be included in such offering equal to the Excess Amount, such reduction to be allocated (1) if the offering is pursuant to an ES Demand Registration, pro rata among all Selling Holders other than the Existing Stockholders (and their Permitted Transferees) according to the Pro Rata Share of such other Selling Holders, and (2) if the offering is not pursuant to an ES Demand Registration, pro rata among all Selling Holders according to the Pro Rata Share of such Selling Holders, and (ii) in the case of a Piggy-Back Registration, if securities are being offered for the account of other Persons as well as the Company, the securities the Company seeks to include shall have priority over securities sought to be included by any other Person (including the Holders and Other Registration Rights Holders) and, with respect to the Registrable Securities intended to be offered by Holders or Other Registration Rights Holders, such Registrable Securities shall be included pro rata on the basis of the number of shares of Common Stock proposed to be included in the Piggy-Back Registration by the Holders and Other Registration Rights Holders, collectively; provided, however, that if such Other Registration Rights Holder is intending to offer Registrable Securities pursuant to a demand right granted by the Company, such Other Registration Rights Holder’s Registrable Securities shall have priority over the Registrable Securities proposed to be included in the Piggyback Registration by the Holders; and provided further that the proportion by which the amount of such class of securities intended to be offered by Holders or Other Registration Rights Holders is reduced shall not exceed the proportion by which the amount of such class of securities intended to be offered by such other Persons is reduced (it being understood that with respect to the Holders, Other Registration Rights Holders, and third parties, such reduction may be all of such class of securities).

(b) If, as a result of the proration provisions of Section 2.3(a), any Holder or Other Registration Rights Holder shall not be entitled to include all Registrable Securities in a Demand Registration or Piggy-Back Registration that such Holder or Other Registration Rights Holder has requested to be included, such Holder or Other Registration Rights Holder may elect to withdraw his request to include Registrable Securities in such registration (a “Withdrawal Election”); provided, however, that a Withdrawal Election shall be irrevocable and, after making a Withdrawal Election, a Holder or Other Registration Rights Holder shall no longer have any right to include Registrable Securities in the registration as to which such Withdrawal Election was made.

ARTICLE III

SECTION 3.1 Filings; Information. Whenever any Holder requests that any Registrable Securities be registered pursuant to Section 2.1, the Company will use its commercially reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as reasonably practicable, and in connection with any such request:

(a) The Company will, subject to Section 2.1(d), as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable best efforts to cause such filed registration statement to become and remain effective until the earlier of (i) 90 days from the date such registration statement became effective or (ii) the date on which the sale of Registrable Securities has been completed. If the Company receives multiple demands for registration in accordance with this Agreement, then, except as provided in Section 2.1(a), such demands shall be handled in the order received.

(b) The Company will, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Selling Holder, one counsel representing all such Selling Holders, and each Underwriter, if any, of the Registrable Securities covered by such registration statement, copies of such registration statement as proposed to be filed, together with exhibits thereto, which documents will be subject to prompt review and approval by the foregoing, and thereafter furnish to such Selling Holder, counsel and Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

(c) After the filing of the registration statement, the Company will promptly notify each Selling Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d) The Company will use its commercially reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as any Selling Holder reasonably (in light of such Selling Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction (other than special service of process).

(e) The Company will immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to each Selling Holder any such supplement or amendment.

(f) The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

(g) The Company will deliver promptly to each Selling Holder of such Registrable Securities and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and make available for inspection by any Selling Holder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), subject to restrictions imposed by any governmental authority governing access to classified information, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors’ obligation not to disclose such Records; and provided further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. Each Selling Holder of such Registrable Securities agrees that information obtained by it solely as a result of such inspections (not including any information obtained from a third party who, insofar as is known to the Selling Holder after reasonable inquiry, is not prohibited from providing such information by a contractual, legal or fiduciary obligation to the Company) shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such is made generally available to the public. Each Selling Holder of such Registrable Securities further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h) The Company will otherwise use its commercially reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

(i) The Company will use its commercially reasonable best efforts (a) to cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange or (b) to secure designation of all such Registrable Securities as a National Association of Securities Dealers Automatic Quotation (“NASDAQ”) “national market system security” within the meaning of Rule 11Aa2-l of the SEC or, to secure NASDAQ authorization for such Registrable Securities, if similar securities issued by the Company are so designated.

(j) The Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(k) The Chairman of the Board of Directors of the Company, the Chief Executive Officer of the Company, all other executive officers, and all other members of the management of the Company will cooperate fully in any offering of Registrable Securities pursuant to Section 2.1 hereof, including, without limitation, participation in meetings with potential investors, preparation of all materials for such investors, and making management of the Company available for “road show” presentations and similar selling efforts.

Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(e) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(e) hereof (such period during which a Selling Holder is required to refrain from disposition of Registrable Securities, a “Suspension Period”), and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(e) hereof to the date when the Company shall make available to the Selling Holders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 3.1(e) hereof.

SECTION 3.2 Registration Expenses. In connection with any Demand Registration pursuant to Section 2.1 hereof and any registration statement filed pursuant to Section 2.2, the Company shall pay the following registration expenses incurred in connection with the registration thereunder, whether or not such registration becomes effective: (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses, if any, incurred in connection with the listing of the

Registrable Securities, (vi) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company, (vii) the fees and expenses of any special experts retained by the Company in connection with such registration, and (viii) with respect to a Demand Registration only, reasonable fees and expenses of one counsel (who shall be reasonably acceptable to the Company) for all of the Selling Holders (in addition to counsel for the Company), with such counsel selected by Holders of a majority of the Registrable Securities being registered in the Demand Registration. The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any other out-of-pocket expenses of the Holders.

ARTICLE IV

SECTION 4.1 Indemnification by the Company.

(a) The Company agrees to indemnify and hold harmless each Selling Holder, its officers, directors and agents, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any loss, claim, damage or liability and any action in respect thereof to which such Selling Holder, its officers, directors and agents, and any such controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or arises out of, or is based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each Selling Holder, its officers, directors and agents, and each such controlling Person for any legal and other expenses reasonably incurred by that Selling Holder, its officers, directors and agents, or any such controlling Person in investigating or defending or preparing to defend against any such loss, claim, damage, liability or action. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 4.1.

(b) The indemnity agreement contained in Section 4.1(a) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability and any action in respect thereof if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any loss, claim, damage, liability and any action in respect thereof to the extent that it arises from or is based upon written information relating to the Indemnified Person furnished expressly for use in connection with such registration by such Person, nor shall the Company be liable to any Person for any such loss, claim, damage or liability and any action in respect thereof to the extent it arises from or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities delivered by such Person after such Person had received written notice from the Company pursuant to Section 3.1(e) that such registration statement or prospectus contained such untrue statement or alleged untrue statement of a material fact and stating specifically that a Suspension Period is then in effect, (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading after such Person has received written notice from the Company pursuant to Section 3.1(e) that such registration statement or prospectus contained such omission or alleged omission and stating specifically that a Suspension Period is then in effect, or (c) the failure of such Person to deliver any preliminary or final prospectus, or any amendments or supplements thereto, required under applicable securities laws, including the Securities Act, to be so delivered, provided that a sufficient number of copies thereof had been provided by the Company to such Person.

SECTION 4.2 Indemnification by Selling Holders. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with reference to information related to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each Selling Holder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2. In no event, however, shall any indemnity obligation under this Section 4.2 exceed the net proceeds from the offering received by such Selling Holder.

SECTION 4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2 (an “Indemnified Party”) of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the person against whom such indemnity may be sought (an “Indemnifying Party”) notify the Indemnifying Party in writing of the claim or the commencement of such action provided that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) based upon the advice of counsel of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying

Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settlement is made with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss, claim, damage, or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

SECTION 4.4 Contribution. If the indemnification provided for in this Article IV is unavailable to, or is insufficient to hold harmless, the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Selling Holders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Selling Holder on the other, or as among the Selling Holders, as the case may be, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder and the relative benefit received by each of them in connection with such statements or omissions, as well as any other relevant equitable considerations; provided, however, that no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) by a court of competent jurisdiction shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation). The relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the Underwriters. The relative fault of the Company on the one hand and of each Selling Holder on the other, and with respect to the Selling Holders among themselves, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Selling Holder’s obligations to contribute pursuant to this Section 4.4 are several in that proportion which the net proceeds of the offering received by such Selling Holder bears to the total net proceeds of the offering received by all the Selling Holders, and not joint.

ARTICLE V

SECTION 5.1 Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these Registration Rights. In addition, no Person may participate in any underwritten registration hereunder unless all Junior Subordinated Notes (as defined in the Merger Agreement) have been repaid in full or will be repaid in full in connection with the public offering effected pursuant to such registration; provided, however, that this sentence shall not apply to any limited partner of FS Equity Partners V, L.P. that purchases common stock of the Company in connection with the Merger or from the Investor after the consummation of the Merger.

SECTION 5.2 Rule 144. The Company covenants that, after it becomes subject to the reporting obligations of the Exchange Act, it will use its commercially reasonable best efforts to file any reports required to be filed by it under the Exchange Act and that it will take such further action as any Holder may reasonably request, all to the extent reasonably required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or Rule 144A under the Securities Act, as such Rules may be amended from time to time, or (b) any similar Rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

SECTION 5.3 Holdback Agreements.

(a) Each Holder of Registrable Securities agrees not to effect any sale or distribution of the issue being registered or of a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 or Rule 144A under the Securities Act, during the 14 days prior to, and during such period as is required by a managing underwriter beginning on and continuing after the effective date of the registration statement filed by the Company (except as part of such registration) in the case of an underwritten public offering, which period shall be 180 days after the effective date of the registration statement in the case of the Company’s Qualified IPO, or such other period as is required by the managing underwriter.

(b) With respect to a Demand Registration effected pursuant to Section 2.1 hereof, the Company agrees (i) not to effect any sale or distribution of any securities similar to those being registered in accordance with Section 2.1 hereof, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during such period as is required by a managing underwriter beginning on and continuing after the effective date of any registration statement (except as part of a registration statement where the Holder making such Demand Registration consents) or the commencement of a public distribution of Registrable Securities; and (ii) that any agreement entered into after the date hereof pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any sale or distribution of any such securities during the periods described in (a) above, in each case including a sale pursuant to Rule 144 (except as part of any such registration, if permitted); provided, however, that the provisions of this paragraph (b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities and shall not prevent the issuance of securities by the Company under any employee benefit, stock option or stock subscription plans or in private placements.

SECTION 5.4 Stockholders Agreement. Notwithstanding anything above to the contrary, all Transfers of Registrable Securities subject to the provisions of the Stockholders Agreement shall be made only in accordance with such provisions.

SECTION 5.5 Successors and Assigns. This Agreement, and all obligations and rights hereunder, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no rights of any Stockholder under this Agreement may be assigned, except that any Stockholder may assign its rights hereunder to any Permitted Transferee (as defined in the Stockholders Agreement) and except that Investor may assign its rights hereunder to any transferee who acquires more than 50% of the Registrable Securities owned by Investor immediately after the Merger in a transaction in compliance with the applicable terms of the Stockholders Agreement (a “Permitted Assignee”); provided further, that, prior to such assignment, such Permitted Transferee or Permitted Assignee shall enter into a written agreement to be bound by the terms and conditions of this Agreement applicable to such Stockholder.

SECTION 5.6 No Waivers; Amendments.

(a) No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) This Agreement may be amended, modified or supplemented, and compliance with any provision hereof may be waived, with the written consent of the Company, the Investor and Jerry W. Throgmartin, together, and without the consent of any other Stockholder or Other Registration Rights Holder, except that to the extent any of the Existing Stockholders’ rights would be disproportionately prejudiced thereby, the written consents of such Existing Stockholders shall also be required. Any such amendment, modification, supplement or waiver so consented to in writing shall be binding upon the parties hereto and their successors and Permitted Transferees and assigns (if any). The parties hereby expressly agree that the Company’s grant of additional demand and piggy-back registration rights in the future that do not apply to the Investor differently than they apply to the Existing Stockholders shall not constitute an amendment or modification of, or a supplement to, this Agreement.

SECTION 5.7 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) Business Days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

if to Investor or the Company:

Gregg Investment Corporation, LLC

c/o Freeman Spogli & Co.

599 Lexington Avenue

18th Floor

New York, New York 10022

Facsimile: (212) 758-7499

Attention: John Roth and Ben Geiger

with a copy to:

Bingham McCutchen LLP

355 S. Grand Avenue, 44th Floor

Los Angeles, California 90071

Facsimile: (213) 680-6499

Attention: Richard J. Welch, Esq.

if to the Existing Stockholders:

c/o Jerry W. Throgmartin

4151 East 96th Street

Indianapolis, Indiana 46240

Facsimile No.: (317) 848-8768

with a copy to:

Ice Miller

One American Square

Box 82001

Indianapolis, Indiana 46282-0002

Facsimile No.: (317) 592-4675

Attention: Steven K. Humke

SECTION 5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the choice of law provisions thereof).

SECTION 5.9 Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

SECTION 5.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

SECTION 5.11 Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GREGG APPLIANCES, INC., an Indiana corporation

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin
	Title:	Chairman and Chief Executive Officer

GREGG INVESTMENT CORPORATION, LLC

By:	FS EQUITY PARTNERS V, L.P., a Delaware limited partnership
	By:	FS Capital Partners, LLC
	Its:	General Partner

	By:	/s/ John M. Roth
		Name:	John M. Roth
		Title:	Managing Member

“EXISTING STOCKHOLDERS”

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin

By:	/s/ Gregg William Throgmartin
	Name:	Gregg William Throgmartin

By:	/s/ Dennis L. May
	Name:	Dennis L. May

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